FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Reports Strong Second Quarter 2016 Results Including Total Revenues Up 8%

HERTFORDSHIRE, ENGLAND AND PITTSBURGH - August 9, 2016 - Mylan N.V. (NASDAQ, TASE: MYL) today announced its financial results for the quarter and six months ended June 30, 2016.

Second Quarter 2016 Financial Highlights

•	Total revenues of $2.56 billion, up 8% compared to the prior year period

•	Generics segment third party net sales of $2.14 billion, up 4% compared to the prior year period

•	Specialty segment third party net sales of $402.5 million, up 33% compared to the prior year period

•	Current quarter total revenues were not significantly impacted by the effect of foreign currency translation

•
U.S. GAAP diluted earnings per ordinary share ("EPS") of $0.33, up 3% compared to the prior year period primarily due to higher sales and gross margins, partially offset by increased non-operating expenses driven mainly by certain Meda transaction related acquisition and financing costs

•	Adjusted diluted earnings per ordinary share ("adjusted EPS") of $1.16, up 28% compared to the prior year period

Six Months Ended June 30, 2016 Financial Highlights

•	Total revenues of $4.75 billion, up 12% compared to the prior year period

•	Generics segment third party net sales of $4.07 billion, up 10% compared to the prior year period

•	Specialty segment third party net sales of $650.4 million, up 27% compared to the prior year period

•	The unfavorable impact of foreign currency translation on current year total revenues was approximately $33 million, or 1%

•	U.S. GAAP diluted EPS of $0.36, down 22% compared to the prior year period primarily due to higher operating expenses, driven mainly by certain Meda transaction related acquisition and financing costs

•	Adjusted EPS of $1.92, up 19% compared to the prior year period

Mylan CEO Heather Bresch commented, "Our strong second quarter results delivered year-over-year total revenue growth of 8% and adjusted EPS growth of 28%. This solid performance, which included continued strength in our generics business and double digit revenue growth in our Specialty business, yet again underscores the strategic value of Mylan's diversification and scale as well as our differentiation within our industry. Given our performance to date this year and our current trajectory, we are committed to our 2016 adjusted EPS guidance range of $4.85 to $5.15.

"We also are very excited about the completion of our Meda transaction, as well as the Renaissance topicals transaction that we completed in June, which continue to build on our unique global platform to create even greater scale, breadth, diversity and access across products, geographies and sales channels. These transactions also further strengthen our already very strong cash flows. We see significant opportunities to further differentiate Mylan for our customers, patients and other stakeholders as we bring these assets together."

Total Revenues

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Unaudited; in millions)	2016	2015	Percent Change	2016	2015	Percent Change
Total Revenues	$2,560.7	$2,371.7	8%	$4,752.0	$4,243.4	12%
Generics Third Party Net Sales	2,137.4	2,055.1	4%	4,065.6	3,698.7	10%
North America*	1,010.0	948.5	6%	1,929.7	1,803.5	7%
Europe	604.2	571.0	6%	1,191.9	977.3	22%
Rest of World*	523.2	535.6	(2)%	944.0	917.9	3%
Specialty Third Party Net Sales	402.5	301.9	33%	650.4	512.9	27%
Other Revenues	20.8	14.7	41%	36.0	31.8	13%
*Beginning in the first quarter of 2016, the Company reclassified sales from its Brazilian operation from Rest of World to North America. The amount reclassified for the three and six months ended June 30, 2015 was approximately $11.1 million and $21.3 million, respectively.

Second Quarter 2016 Financial Results
Total Revenue

Generics segment third party net sales were $2.14 billion for the quarter, an increase of 4% when compared to the prior year period. Generics third party net sales were not significantly impacted by the effect of foreign currency translation in the second quarter of 2016.

•
Third party net sales from North America were $1.01 billion for the quarter, an increase of 6% when compared to the prior year period. This increase was principally due to net sales from significant new products launched since July 1, 2015 ("new products") as a result of leveraging our strong global platform, partially offset by lower pricing and volumes on existing products. The unfavorable impact of foreign currency translation on current period third party net sales was approximately $4.8 million, or 1% within North America.

•
Third party net sales from Europe were $604.2 million for the quarter, an increase of 6% when compared to the prior year period. This increase was primarily the result of net sales from new products combined with higher volumes on existing products, while pricing was essentially flat in the current period as a result of our diversified product portfolio. The favorable impact of foreign currency translation on current period third party net sales was approximately $5.6 million, or 1% within Europe.

•
Third party net sales from Rest of World were $523.2 million for the quarter, a decrease of 2% when compared to the prior year period. New product introductions across the region and higher sales in Japan and emerging markets positively impacted sales in the quarter. Lower pricing and sales volumes in the region, including the anti-retroviral ("ARV") franchise, unfavorably impacted third party net sales. However, sales within our ARV franchise progressively improved throughout the quarter as HIV tender volumes increased, resulting in sales growth on a sequential basis of more than 30% compared to the first quarter of 2016. Third party net sales from Rest of World were not significantly impacted by the effect of foreign currency translation during the second quarter of 2016.

Specialty segment third party net sales were $402.5 million for the quarter, an increase of 33% when compared to the prior year period. This increase was primarily the result of higher unit volumes and the realization of the benefits of customer contract negotiations over the last several quarters related to the EpiPen® Auto-Injector, and higher sales of the Perforomist® Inhalation Solution and ULTIVA®.

Total Gross Profit
Gross profit was $1.17 billion and $1.01 billion for the second quarter of 2016 and 2015, respectively. Gross margins were 46% and 43% in the second quarter of 2016 and 2015, respectively. Adjusted gross profit was $1.45 billion and adjusted gross margins were 56% for the quarter compared to adjusted gross profit of $1.28 billion and adjusted gross margins of 54% in the prior year period. Gross margins and adjusted gross margins were both positively impacted primarily by new product introductions and favorable Specialty sales in the second quarter of 2016.

Total Profitability
Earnings from operations were $410.9 million for the quarter, an increase of 49% from the comparable prior year period. This increase was primarily due to higher revenues and higher gross profit.

R&D expense increased from the comparable prior year period due to the continued development of our respiratory, insulin and biologics programs and expenses incurred during the current quarter related to the Company's collaboration with Momenta Pharmaceuticals, Inc. (“Momenta”). SG&A expense increased from the comparable prior year period as we invested in our continued growth. These increases were partially offset by decreases in consulting and professional services expense and legal expense due to higher acquisition related costs incurred in the prior year period.

U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders ("net earnings") increased by $0.6 million to $168.4 million for the quarter ended June 30, 2016, as compared to $167.8 million for the prior year period. Second quarter 2016 net earnings were negatively impacted by increased non-operating expenses including unrealized mark-to-market losses on the Company's SEK denominated foreign currency contracts and the write off of financing fees related to the termination of the Bridge Credit Agreement originally entered into on February 10, 2016 (the "2016 Bridge Credit Agreement") in connection with Mylan's public offer to the shareholders of Meda to acquire all of the outstanding shares of Meda (the "Offer"). U.S. GAAP diluted EPS increased from $0.32 to $0.33 as a result of higher earnings from operations and a lower average share count, partially offset by higher non-operating expenses. Adjusted net earnings increased by $118.1 million to $592.4 million compared to $474.3 million for the prior year period. Adjusted EPS increased 28% to $1.16 compared to $0.91 in the prior year period.

EBITDA, which is defined as net earnings (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $621.7 million for the quarter ended June 30, 2016, and $558.3 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $821.4 million for the quarter ended June 30, 2016 and $693.5 million for the comparable prior year quarter.

Six Months Ended June 30, 2016 Financial Results
Total Revenue

Generics segment third party net sales were $4.07 billion for the six months ended June 30, 2016, an increase of 10% when compared to the prior year period. The unfavorable impact of foreign currency translation on Generics third party net sales was approximately $32.7 million, or 1% for the six months ended June 30, 2016.

•
Third party net sales from North America were $1.93 billion for the six months ended June 30, 2016, an increase of 7% when compared to the prior year period. This increase was principally due to net sales from significant new product introductions as a result of our strong global platform, and to a lesser extent, the two additional months of net sales from our established products ("incremental established products sales") when compared to the six months ended June 30, 2015. This increase was partially offset by lower pricing and volumes on existing products. The unfavorable impact of foreign currency translation on the current period third party net sales was approximately $12.0 million or 1% within North America.

•
Third party net sales from Europe were $1.19 billion for the six months ended June 30, 2016, an increase of 22% when compared to the prior year period. This increase was primarily the result of the incremental established products sales, and to a lesser extent, net sales from new products. In addition, there were higher volumes on existing products, while pricing was essentially flat in the first half of 2016 as a result of our diversified product portfolio. Third party net sales from Europe were not significantly impacted by the effect of foreign currency translation during the six months ended June 30, 2016.

•	Third party net sales from Rest of World were $944.0 million for the six months ended June 30, 2016, an increase of 3% when compared to the prior year period. This increase was primarily driven by the incremental established products sales, and to a lesser extent, new product introductions, as well as higher sales in Japan and emerging markets. These increases were partially offset by lower pricing and sales volumes in the region, including the ARV franchise. However, sales within our ARV franchise progressively grew throughout the first half of the year, and on a sequential basis second quarter sales increased over 30% from the first quarter of 2016. The unfavorable impact of foreign currency translation on current year third party net sales was approximately $18.4 million, or 2% within Rest of World.

Specialty segment third party net sales were $650.4 million for the six months ended June 30, 2016, an increase of 27% when compared to the prior year period. This increase was primarily the result of higher unit volumes and the realization of the benefits of customer contract negotiations over the last several quarters related to the EpiPen® Auto-Injector, and higher sales of the Perforomist® Inhalation Solution and ULTIVA®.

Total Gross Profit
Gross profit was $2.08 billion and $1.84 billion for the six months ended June 30, 2016 and 2015, respectively. Gross margins were 44% and 43% for the six months ended June 30, 2016 and 2015, respectively. Gross margins were positively impacted primarily by new product introductions and favorable Specialty sales, partially offset by higher amortization expense due to acquisitions completed in 2015. Adjusted gross profit was $2.63 billion and adjusted gross margins were 55% for the six months ended June 30, 2016 compared to adjusted gross profit of $2.27 billion and adjusted gross margins of 54% in the prior year period. Adjusted gross margins were positively impacted primarily by new product introductions and favorable Specialty sales in the first half of 2016.

Total Profitability
Earnings from operations were $516.5 million for the six months ended June 30, 2016, an increase of 18% from the comparable prior year period. This increase was primarily due to higher revenue, including third party net sales growth of 10% and 27% in the Generics and Specialty segments from the comparable prior year period, respectively, and higher gross profit.

R&D expense for the six months ended June 30, 2016 increased from the comparable prior year period due to an upfront payment to Momenta for $45.0 million and additional expenses incurred in the current period related to the Company's collaboration agreement. In addition, R&D expense increased due to the two additional months of expense related to our established products in the current year and our continued investment in the development of our respiratory, insulin and biologics programs. SG&A expense increased from the comparable prior year period principally due to the two additional months of expense related to our established products in the current year. These increases were partially offset by decreases in consulting and professional services expense and legal expense due to higher acquisition related costs incurred in the prior year period.

U.S. GAAP net earnings decreased by $42.1 million to $182.3 million for the six months ended June 30, 2016, compared to $224.4 million for the prior year period. U.S. GAAP diluted EPS decreased from $0.46 to $0.36 as a result of higher operating expenses, including higher amortization expense related to acquisitions completed during 2015, unrealized mark-to-market losses related to the Company's SEK denominated foreign currency contracts, the write off of financing fees related to the termination of the 2016 Bridge Credit Agreement and a higher average share count due to the impact of ordinary shares issued in the prior year in the transaction in which Mylan N.V. acquired Mylan Inc. and Abbott Laboratories' non-U.S. developed markets specialty and branded generics business (the "EPD Transaction"). Adjusted net earnings increased by $195.3 million to $978.7 million for the six months ended June 30, 2016 compared to $783.4 million for the prior year period. Adjusted EPS increased 19% to $1.92 for the six months ended June 30, 2016 compared to $1.62 in the prior year period.

EBITDA was $1.04 billion for the six months ended June 30, 2016, and $898.8 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.41 billion for the six months ended June 30, 2016 and $1.20 billion for the comparable prior year period.

Cash Flow
Net cash provided by operating activities was $497.1 million for the six months ended June 30, 2016 compared to $381.7 million for the prior year period. The increase in net cash provided by operating activities was primarily the result of higher earnings from operations. Capital expenditures were approximately $121 million for the six months ended June 30, 2016 compared to approximately $122 million for the comparable prior year period. Adjusted cash provided by operating activities was $686.5 million for the six months ended June 30, 2016 compared to $489.9 million for the prior year period. Adjusted free cash flow, defined as adjusted cash provided by operating activities less capital expenditures, was $565.5 million for the six months ended June 30, 2016, compared to $367.9 million in the prior year period.
Conference Call
Mylan will host a conference call and live webcast, today, August 9, 2016, at 4:30 pm ET, in conjunction with this release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast, please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted cash provided by operating activities, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, and adjusted free cash flow, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using the adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues and third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares third party net sales on an actual and constant currency basis for each reportable segment and the geographic regions within the Generics segment for the three and six months ended June 30, 2016 and 2015. Also, other than as described, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-- Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.
Mylan is not reaffirming or providing forward looking guidance for U.S. GAAP reported financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses including those related to the recently closed Meda transaction, restructuring expenses, asset impairments, litigation settlements, changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
Reconciliation of Adjusted Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings attributable to Mylan N.V. and U.S. GAAP diluted EPS to adjusted earnings attributable to Mylan N.V. and adjusted EPS for the three and six months ended June 30, 2016 compared to the respective prior year period:

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2016		2015		2016		2015
U.S. GAAP net earnings attributable to Mylan N.V. and U.S. GAAP diluted EPS	$168.4	$0.33	$167.8	$0.32	$182.3	$0.36	$224.4	$0.46
Purchase accounting related amortization (primarily included in cost of sales)	255.4		246.6		504.7		390.6
Litigation settlements, net	(0.1)		(0.9)		(1.6)		16.8
Interest expense	7.7		16.2		13.4		28.4
Non-cash accretion of contingent consideration liability	10.3		9.6		20.3		18.8
Clean energy investments pre-tax loss (a)	20.1		21.7		45.6		44.2
Acquisition related costs (primarily included in other expense, net) (b)	174.6		72.6		236.2		151.4
Restructuring and other special items included in:
Cost of sales	11.0		6.7		26.2		14.7
Research and development expense (c)	10.4		—		76.5		17.9
Selling, general and administrative expense	12.2		24.9		19.0		32.7
Other expense, net	0.5		1.1		2.7		8.1
Tax effect of the above items and other income tax related items	(78.1)		(92.0)		(146.6)		(164.6)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$592.4	$1.16	$474.3	$0.91	$978.7	$1.92	$783.4	$1.62
Weighted average diluted ordinary shares outstanding	509.7		521.9		509.6		482.8
____________

(a)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments and related financing, the activities of which qualify for income tax credits under Section 45 of the Code. The amount is included in other expense, net in the Condensed Consolidated Statements of Operations.

(b)
Acquisition related costs primarily relate to ongoing acquisition and integration activities. Acquisition related costs included in other expense, net include approximately $84.2 million of unrealized mark-to-market losses related to the Company's SEK non-designated foreign currency contracts and approximately $37.9 million and $45.2 million related to the amortization and write off of deferred financing fees related to the termination of the 2016 Bridge Credit Agreement for the three and six months ended June 30, 2016, respectively. Acquisition related costs for the three and six months ended June 30, 2016, also includes approximately $12.5 million of interest expense, net of interest income, related to the issuance of $1.00 billion aggregate principal amount of 2.500% Senior Notes due 2019, $2.25 billion aggregate principal amount of 3.150% Senior Notes due 2021, $2.25 billion aggregate principal amount of 3.950% Senior Notes due 2026 and $1.00 billion aggregate principal amount of 5.250% Senior Notes due 2046 (collectively, the "June 2016 Senior Notes") for the period prior to the anticipated completion date of the Offer.

(c)
R&D expense includes a $45 million upfront payment to Momenta and $15 million of milestone payments to Theravance Biopharma, Inc. for the six months ended June 30, 2016. In addition, included in this amount for the three and six months ended June 30, 2016 is approximately $9.4 million and $13.3 million, respectively, of R&D expense incurred related to the Company’s collaboration with Momenta.

Below is a reconciliation of U.S. GAAP net earnings attributable to Mylan N.V. to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2016 compared to the respective prior year period (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
U.S. GAAP net earnings attributable to Mylan N.V.	$168.4	$167.8	$182.3	$224.4
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	24.9	25.1	55.8	49.8
Income taxes	34.7	12.8	39.8	17.5
Interest expense	90.3	93.9	160.6	173.4
Depreciation and amortization	303.4	258.7	600.5	433.7
EBITDA	$621.7	$558.3	$1,039.0	$898.8
Add / (deduct) adjustments:
Share-based compensation expense	25.4	15.9	51.9	50.3
Litigation settlements, net	(0.1)	(0.9)	(1.6)	16.8
Restructuring & other special items	174.4	120.2	315.8	232.1
Adjusted EBITDA	$821.4	$693.5	$1,405.1	$1,198.0
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 2,700 generic and branded pharmaceuticals, including antiretroviral therapies on which approximately 50% of people being treated for HIV/AIDS in the developing world depend. We market our products in more than 165 countries and territories. Our global R&D and manufacturing platform includes more than 50 facilities, and we are one of the world's largest producers of active pharmaceutical ingredients. Every member of our more than 40,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at mylan.com.
FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements that, given its performance to date this year and its current trajectory, Mylan is committed to its 2016 adjusted diluted EPS guidance range of $4.85 to $5.15; the acquisition of Meda AB (publ.) (“Meda”) by Mylan (the “Meda Transaction”), as well as the Renaissance topicals transaction which Mylan completed in June, continue to build on Mylan’s unique global platform to create even greater scale, breadth and diversity across products, geographies and sales channels; Mylan sees significant opportunities to further differentiate Mylan among its customers and patients as Mylan brings the Meda and Renaissance topicals transaction assets together; and, as Mylan looks to the future, led by its strong and dedicated board and leadership team, it continues to be well-positioned to deliver exceptional value to shareholders and other stakeholders. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the Meda Transaction; the possibility that Mylan will not be able to repurchase, repay or refinance Meda’s outstanding debt obligations on favorable terms or at all; the ability to meet expectations regarding the accounting and tax treatments of the EPD Transaction and the Meda Transaction; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of the EPD Business and Meda being more difficult, time-consuming, or costly than expected;

operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the EPD Transaction and the Meda Transaction; the retention of certain key employees of the EPD Business and Meda being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the EPD Transaction and the Meda Transaction within the expected time-frames or at all and to successfully integrate the EPD Business and Meda; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan's ability to bring new products to market; success of clinical trials and Mylan's ability to execute on new product opportunities; any changes in or difficulties with our inventory of, and our ability to manufacture and distribute, the EpiPen® Auto-Injector to meet anticipated demand; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations, and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2015, as amended, Mylan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and our other filings with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties also include those risks and uncertainties that are discussed in the offer document that was approved by the Swedish Financial Supervisory Authority and published by Mylan on June 16, 2016 (the "Offer Document"), the Registration Statement on Form S-4 which was declared effective on June 16, 2016, and the EU Prospectus that was approved by the Netherlands Authority for the Financial Markets and published by Mylan on June 16, 2016 (the "EU Prospectus"). On July 21, 2016, Mylan published supplements to each of the Offer Document and the EU Prospectus. You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Net sales	$2,539.9	$2,357.0	$4,716.0	$4,211.6
Other revenues	20.8	14.7	36.0	31.8
Total revenues	2,560.7	2,371.7	4,752.0	4,243.4
Cost of sales	1,389.0	1,363.6	2,673.3	2,405.2
Gross profit	1,171.7	1,008.1	2,078.7	1,838.2
Operating expenses:
Research and development	179.5	168.2	433.1	338.1
Selling, general and administrative	581.4	564.2	1,130.7	1,047.4
Litigation settlements, net	(0.1)	(0.9)	(1.6)	16.8
Total operating expenses	760.8	731.5	1,562.2	1,402.3
Earnings from operations	410.9	276.6	516.5	435.9
Interest expense	90.3	93.9	160.6	173.4
Other expense, net	117.5	2.0	133.8	20.5
Earnings before income taxes and noncontrolling interest	203.1	180.7	222.1	242.0
Income tax provision	34.7	12.8	39.8	17.5
Net earnings	168.4	167.9	182.3	224.5
Net earnings attributable to the noncontrolling interest	—	(0.1)	—	(0.1)
Net earnings attributable to Mylan N.V. ordinary shareholders	$168.4	$167.8	$182.3	$224.4
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$0.33	$0.34	$0.37	$0.49
Diluted	$0.33	$0.32	$0.36	$0.46
Weighted average ordinary shares outstanding:
Basic	504.4	490.1	497.1	454.0
Diluted	509.7	521.9	509.6	482.8

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30, 2016	December 31, 2015
ASSETS
Assets
Current assets
Cash and cash equivalents	$6,361.9	$1,236.0
Accounts receivable, net	2,917.4	2,689.1
Inventories	2,191.3	1,951.0
Other current assets	716.1	596.6
Total current assets	12,186.7	6,472.7
Intangible assets, net	7,716.5	7,221.9
Goodwill	5,830.2	5,380.1
Other non-current assets	3,102.9	3,193.0
Total assets	$28,836.3	$22,267.7
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$3,774.6	$4,122.2
Long-term debt	12,772.8	6,295.6
Other non-current liabilities	1,957.6	2,084.1
Total liabilities	18,505.0	12,501.9
Noncontrolling interest	1.4	1.4
Mylan N.V. shareholders' equity	10,329.9	9,764.4
Total liabilities and equity	$28,836.3	$22,267.7

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues (2)	% Change
Generics:
Third party net sales
North America (3)	$1,010.0	$948.5	6%	$4.8	$1,014.8	7%
Europe	604.2	571.0	6%	(5.6)	598.6	5%
Rest of World (3)	523.2	535.6	(2)%	1.0	524.2	(2)%
Total third party net sales	2,137.4	2,055.1	4%	0.2	2,137.6	4%

Other third party revenues	10.2	8.6	19%	—	10.2	19%
Total third party revenues	2,147.6	2,063.7	4%	0.2	2,147.8	4%

Intersegment sales (4)	(0.4)	2.3	NM	0.1	(0.3)	NM
Generics total revenues	2,147.2	2,066.0	4%	0.3	2,147.5	4%

Specialty:
Third party net sales	402.5	301.9	33%	—	402.5	33%
Other third party revenues	10.6	6.1	74%	—	10.6	74%
Total third party revenues	413.1	308.0	34%	—	413.1	34%

Intersegment sales (4)	3.1	2.6	NM	—	3.1	NM
Specialty total revenues	416.2	310.6	34%	—	416.2	34%

Elimination of intersegment sales (4)	(2.7)	(4.9)	NM	—	(2.7)	NM
Consolidated total revenues	$2,560.7	$2,371.7	8%	$0.3	$2,561.0	8%

	Six Months Ended
	June 30,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues (2)	% Change
Generics:
Third party net sales
North America (3)	$1,929.7	$1,803.5	7%	$12.0	$1,941.7	8%
Europe	1,191.9	977.3	22%	2.3	1,194.2	22%
Rest of World (3)	944.0	917.9	3%	18.4	962.4	5%
Total third party net sales	4,065.6	3,698.7	10%	32.7	4,098.3	11%

Other third party revenues	18.8	20.2	(7)%	0.3	19.1	(5)%
Total third party revenues	4,084.4	3,718.9	10%	33.0	4,117.4	11%

Intersegment sales (4)	2.2	3.8	NM	0.2	2.4	NM
Generics total revenues	4,086.6	3,722.7	10%	33.2	4,119.8	11%

Specialty:
Third party net sales	650.4	512.9	27%	—	650.4	27%
Other third party revenues	17.2	11.6	48%	—	17.2	48%
Total third party revenues	667.6	524.5	27%	—	667.6	27%

Intersegment sales (4)	6.4	4.6	NM	—	6.4	NM
Specialty total revenues	674.0	529.1	27%	—	674.0	27%

Elimination of intersegment sales (4)	(8.6)	(8.4)	NM	(0.2)	(8.8)	NM
Consolidated total revenues	$4,752.0	$4,243.4	12%	$33.0	$4,785.0	13%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)	The constant currency revenue change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

(3)
Beginning in the first quarter of 2016, the Company reclassified sales from its Brazilian operation from Rest of World to North America. The amount reclassified for the three and six months ended June 30, 2015 was approximately $11.1 million and $21.3 million, respectively.

(4)	The percentage changes in intersegment sales are considered not meaningful (or, “NM”) in terms of the Company’s total revenue as intersegment sales eliminate in consolidation.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
U.S. GAAP cost of sales	$1,389.0	$1,363.6	$2,673.3	$2,405.2
Deduct:
Purchase accounting related amortization	(249.7)	(242.7)	(493.3)	(382.9)
Acquisition related costs	(12.8)	(26.5)	(31.3)	(38.8)
Restructuring and other special items	(11.0)	(6.7)	(26.2)	(14.7)
Adjusted cost of sales	$1,115.5	$1,087.7	$2,122.5	$1,968.8

Adjusted gross profit (a)	$1,445.2	$1,284.0	$2,629.5	$2,274.6

Adjusted gross margin (a)	56%	54%	55%	54%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
U.S. GAAP R&D	$179.5	$168.2	$433.1	$338.1
Deduct:
Acquisition related costs	(0.1)	(0.5)	(0.2)	(0.5)
Restructuring & other special items	(10.4)	—	(76.5)	(17.9)
Adjusted R&D	$169.0	$167.7	$356.4	$319.7

Adjusted R&D as % of total revenues	7%	7%	8%	8%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
U.S. GAAP SG&A	$581.4	$564.2	$1,130.7	$1,047.4
Deduct:
Acquisition related costs	(27.0)	(33.8)	(62.7)	(100.3)
Restructuring and other special items	(12.2)	(24.9)	(19.0)	(32.7)
Adjusted SG&A	$542.2	$505.5	$1,049.0	$914.4

Adjusted SG&A as % of total revenues	21%	21%	22%	22%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
U.S. GAAP total operating expenses	$760.8	$731.5	$1,562.2	$1,402.3
Add / (Deduct):
Litigation settlements, net	0.1	0.9	1.6	(16.8)
R&D adjustments	(10.5)	(0.5)	(76.7)	(18.4)
SG&A adjustments	(39.2)	(58.7)	(81.7)	(132.9)
Adjusted total operating expenses	$711.2	$673.2	$1,405.4	$1,234.2

Adjusted earnings from operations (b)	$734.0	$610.8	$1,224.1	$1,040.4

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
U.S. GAAP interest expense	$90.3	$93.9	$160.6	$173.4
Deduct:
Interest expense related to clean energy investments	(3.6)	(4.1)	(7.4)	(8.4)
Accretion of contingent consideration liability	(10.3)	(9.6)	(20.3)	(18.8)
Acquisition related costs	(21.6)	(11.9)	(25.9)	(11.9)
Other special items	(4.0)	(12.0)	(5.9)	(19.9)
Adjusted interest expense	$50.8	$56.3	$101.1	$114.4

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
U.S. GAAP other expense, net	$117.5	$2.0	$133.8	$20.5
(Add) / Deduct:
Clean energy investments pre-tax loss	(20.1)	(21.7)	(45.6)	(44.2)
Purchase accounting related amortization	(5.6)	(3.9)	(11.3)	(7.7)
Acquisition related costs	(84.2)	—	(84.2)	—
Financing related costs	(30.2)	—	(33.2)	—
Other items	0.6	(1.1)	(1.6)	(8.1)
Adjusted other income	$(22.0)	$(24.7)	$(42.1)	$(39.5)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
U.S. GAAP net cash provided by operating activities	$416.6	$114.7	$497.1	$381.7
Add / (Deduct):
Financing related expenses	66.9	9.9	66.9	9.9
Acquisition related costs	26.8	16.3	88.3	84.3
R&D expense	—	12.0	60.0	12.0
Income tax items	(25.8)	—	(25.8)	—
Other	—	1.1	—	2.0
Adjusted cash provided by operating activities	$484.5	$154.0	$686.5	$489.9

Deduct:
Capital expenditures	(69.2)	(73.9)	(121.0)	(122.0)
Adjusted free cash flow	$415.3	$80.1	$565.5	$367.9
____________

(a)
U.S. GAAP gross profit is calculated as U.S. GAAP total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by U.S. GAAP total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the Code.